GSLP I OFFSHORE HOLDINGS FUND A, L.P.
GSLP I OFFSHORE HOLDINGS FUND B, L.P.
GSLP I OFFSHORE HOLDINGS FUND C, L.P.
GSLP I ONSHORE HOLDINGS FUND, L.L.C.
C/O GOLDMAN, SACHS & CO.
85 BROAD STREET
NEW YORK, NEW YORK 10004

PERSONAL AND CONFIDENTIAL

September 29, 2008

Reliant Energy, Inc.
1000 Main Street
Houston, Texas 77002

Attention: Mr. Mark M. Jacobs, President and Chief Executive Officer

Commitment Letter

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which each of GSLP I Offshore Holdings Fund A, L.P., GSLP I Offshore Holdings Fund B, L.P., GSLP I Offshore Holdings Fund C, L.P. and GSLP I Onshore Holdings Fund, L.L.C. (each, a “GSLP Fund” and, collectively, the “GSLP Funds”) severally (but not jointly) commits to Reliant Energy, Inc., a Delaware corporation (the “Company”), to provide the financing for certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B, C and D hereto (collectively, the “Commitment Letter”).

You have informed the GSLP Funds that the Company intends to enter into certain financing transactions, the proceeds of which are expected to be used to meet the Company’s cash liquidity needs, including without limitation those arising as a result of the unwinding and/or termination of that certain Credit Sleeve and Reimbursement Agreement, dated as of September 24, 2006, among Reliant Energy Power Supply, LLC, Merrill Lynch Commodities, Inc. and the other parties thereto and that certain Working Capital Facility, dated as of September 24, 2006, among Reliant Energy Power Supply, LLC, Merrill Lynch Capital Corporation and the other parties thereto (the foregoing transactions, together with related transaction costs, fees and expenses, being collectively referred to as the “Transactions”). You have also informed us that the total funds needed to consummate the Transactions will be financed (the “Financing”) from the following sources:

•	$650.0 million of term loan borrowings (the “New Term Loans”) having the terms set forth on Annex B; and

•	the Company’s receipt of up to $350.0 million of junior capital (the “Junior Capital”) on terms and conditions not materially less advantageous to the Company or the Lenders (as defined in Annex B) than the ones set forth in the letter agreement from First Reserve XII Fund, L.P. to the Company dated as of the date hereof and attached hereto as Annex D (the “Junior Capital Term Sheet”).

1.	Commitments: Titles and Roles.

The GSLP Funds are pleased to confirm (i) that Goldman Sachs Credit Partners L.P. will act as sole lead arranger, sole bookrunner and/or sole syndication agent in connection with the New Term Loans, (ii) the several but not joint commitment of each of GSLP I Offshore Holdings Fund A, L.P., GSLP I Offshore Holdings Fund B, L.P. and GSLP I Offshore Holdings Fund C, L.P. to provide the Company with $198,478,035.00 of the New Term Loans and (iii) the commitment of GSLP I Onshore Holdings Fund, L.L.C. to provide the Company with $54,565,895.00 of the New Term Loans, in each case on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter (referred to below). Our fees for services related to the New Term Loans are set forth in a separate fee letter (the “Fee Letter”) entered into by the Company and the GSLP Funds on the date hereof.

2.	Conditions Precedent; Other Conditions.

The commitment of each GSLP Fund is subject, in its discretion, to the following conditions: (i) other than as disclosed in the Company’s public filings on or prior to the date hereof, there shall not have been, since December 31, 2007, any event or occurrence that has had a material adverse effect upon the business, operations, property, financial condition or prospects of the Company and its subsidiaries, taken as a whole; and (ii) the Company shall have received, simultaneously with the funding of the New Term Loans, not less than $350.0 million in gross cash proceeds from the sale of the Junior Capital on terms and conditions not materially less advantageous to the Company or the Lenders than those set forth in the Junior Capital Term Sheet. Each GSLP Fund’s commitment is also subject, in its discretion, to the satisfactory negotiation, execution and delivery of appropriate definitive loan documents relating to the New Term Loans, including, without limitation, a credit agreement, security agreements, opinions of counsel and other related definitive documents (each of which will initially be prepared by counsel to the GSLP Funds) relating to the New Term Loans (collectively, the “Loan Documents”) to be based upon and substantially consistent with the terms set forth in this Commitment Letter. Our commitment is also conditioned upon and made subject to our not becoming aware after the date hereof of any new or inconsistent information or other matter not previously disclosed to us relating to the Company or the transactions contemplated by this Commitment Letter which any of the GSLP Funds, in its reasonable judgment, deems material and adverse relative to the information or other matters disclosed to us prior to the date hereof.

The Company will promptly upon execution of this Commitment Letter commence and pursue commercially reasonable efforts to obtain a credit rating for the New Term Loans from each of Standard & Poor’s Ratings Service (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and shall continue to diligently pursue such commercially reasonable efforts until such ratings are issued by S&P and Moody’s.

3.	Information; Access.

The Company represents and covenants that (i) all information (other than Projections (as defined below)) furnished by the Company or on its behalf to any of the GSLP Funds prior to or after the date hereof in connection with the transactions contemplated hereunder (such information, collectively, the “Information”), does not and, in the case of Information furnished after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, in the light of the circumstances under which they were (or hereafter are) made, and (ii) the information consisting of statements, estimates and projections regarding the future performance of the Company and its subsidiaries (collectively, the “Projections”) that have been or will be made available to any of the GSLP Funds by or on behalf of the Company have been and, in the case of Projections furnished after the date hereof, will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such Projections are or were furnished to the GSLP Funds, it being understood and agreed that Projections are not a guarantee of financial performance and actual results may differ from Projections and such differences may be material. You agree that if at any time prior the Closing Date (as defined in Annex B) any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects under those circumstances.

From and after the date of execution of this Commitment Letter by the parties hereto, you shall (i) provide the GSLP Funds with (a) the unaudited financial statements for each of the fiscal months ended July 30, 2008 and August 31, 2008, (b) as soon as available, but in any event within 30 days after September 30, 2008 and the end of the first and second calendar months of each subsequent fiscal quarter of the Company, monthly consolidated financial statements (it being understood that the internal financial statements currently provided to management will satisfy this requirement), (c) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, quarterly unaudited consolidated financial statements, (d) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, audited consolidated annual financial statements, and (e) all filings by the Company with the Securities and Exchange Commission, (ii) make available to the GSLP Funds, their representatives and advisors for inspection and review, at reasonable times and upon reasonable notice, the properties, books, records, accounts and documents of or relating to the Company and its subsidiaries, and (iii) make available at reasonable times and to a reasonable extent officers and employees of the Company and its subsidiaries to discuss with the GSLP Funds, their representatives and advisors the business and affairs of the Company and its subsidiaries, as the case may be, such inspection and discussion in each case to be undertaken prior to the execution of the Loan Documents. In addition, the GSLP Funds shall be provided with substantially the same information as shall be provided to the investors in respect of the Junior Capital pursuant to any commitment letter for the Junior Capital.

4.	Indemnification and Related Matters.

In connection with arrangements such as this, it is the policy of the GSLP Funds to receive indemnification. The Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

5.	Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of each of the GSLP Funds (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Any of the GSLP Funds may assign its commitment hereunder, in whole or in part, to any of its affiliates prior to the Closing Date; provided, however, that any such assignment prior to the Closing Date will not relieve such GSLP Fund of its obligations set forth herein to fund the full amount of its commitment hereunder on the Closing Date, subject to the terms and conditions of this Commitment Letter. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto and thereto, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto. You hereby agree that the GSLP Funds shall have the right in consultation with you, to syndicate and assign a portion of the GSLP Funds’ commitment to provide the New Term Loans hereunder to certain limited partner investors in the GSLP Funds identified by the GSLP Funds and to other third party investors identified by the GSLP Funds.

6.	Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, the GSLP Funds in connection with this arrangement are exclusively for the information of the Company and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the GSLP Funds, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Company’s officers, directors, agents, employees, accountants, attorneys and other advisors who are directly involved in the consideration of the New Term Loans and who have been informed by you of the confidential nature of such advice and the Commitment Letter and Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process, in the opinion of your counsel (in which case you agree to inform us promptly thereof), and (iii) the information contained in Annex B and Annex C to Moody’s and S&P; provided that such information is supplied only on a confidential basis after consultation with the GSLP Funds. In addition, with our prior written consent, you may disclose the existence and amount of the commitments hereunder and the identity of the GSLP Funds in any press releases and any 8-K filings with the Securities and Exchange Commission describing the New Term Loans and the transactions contemplated herein.

Each of the GSLP Funds, on behalf of itself and its affiliates, agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you or any of your or their respective subsidiaries or affiliates; provided, however, that nothing herein will prevent any GSLP Fund or its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (d) to such person’s limited partners, affiliates and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to potential and prospective Lenders (as defined in Annex B), participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company and its obligations under the New Term Loans, in each case, who have been informed of the confidential nature of such advice and the Commitment Letter and Fee Letter and who have agreed to treat such information confidentially, (f) to rating agencies and to its investors and financing sources that are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential, (g) received by such person on a non-confidential basis from a source (other than you or any of your or their affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (h) to the extent that such information was already in such GSLP Fund’s possession or is independently developed by such GSLP Fund or (i) for purposes of establishing a “due diligence” defense.

7.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, Goldman Sachs & Co. and its affiliates, including the GSLP Funds (together, “GS”) are each a full service securities firm engaged, either directly or through affiliates in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, GS may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Company, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of the Company, or (iii) have other relationships with the Company. In addition, GS may provide investment banking, underwriting and financial advisory services to such other entities and persons. GS may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Company or such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although GS in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, GS shall have no obligation to disclose such information, or the fact that GS is in possession of such information, to the Company or to use such information on the Company’s behalf.

The GSLP Funds and their respective affiliates, including GS, may have economic interests that conflict with those of the Company, its stockholders and/or its affiliates. You agree that the GSLP Funds will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between GS and the Company, its stockholders or its affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the GSLP Funds, on the one hand, and the Company, on the other, and in connection therewith and with the process leading thereto, (i) the GSLP Funds and their respective affiliates, including GS, have not assumed an advisory or fiduciary responsibility in favor of the Company, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether GS or any of its affiliates has advised, is currently advising or will advise the Company, its stockholders or its affiliates on other matters) or any other obligation to the Company except the obligations expressly set forth in this Commitment Letter and the Fee Letter, and the GSLP Funds are acting solely as a principal and not as the agent or fiduciary of the Company, its management, stockholders, creditors or any other person. The Company acknowledges and agrees that the Company has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not claim that GS has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto. In addition, the GSLP Funds may employ the services of their respective affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Company and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the GSLP Funds hereunder.

In addition, please note that GS does not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the New Term Loans and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

Consistent with GS’s policies to hold in confidence the affairs of its customers, GS will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that neither GS nor any of its affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

8.	Miscellaneous.

The respective commitments of the GSLP Funds hereunder will terminate upon the first to occur of (i) a material breach by the Company under this Commitment Letter or the Fee Letter and (ii) November 26, 2008 (the “Termination Date”), unless the closing of the New Term Loans, on the terms and subject to the conditions contained herein, has been consummated on or before such date.

The provisions set forth under Sections 4 (including Annex A), 6 and 7 hereof and this Section 8 will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered. The provisions set forth under Sections 4 (including Annex A), 6 and 7 hereof and this Section 8 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or of the commitments of the GSLP Funds hereunder.

Each of the parties to this Commitment Letter agrees for itself and its affiliates that any suit or proceeding arising in respect to this Commitment Letter or our commitment or the Fee Letter will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the parties to this Commitment Letter agree to submit to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either our commitment or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

The GSLP Funds hereby notify, the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) it and each Lender may be required to obtain, verify and record information that identifies, the Company and each of the Guarantors (as defined in Annex B), which information includes the name and address of the Company and each of the Guarantors and other information that will allow the GSLP Funds and each Lender to identify, the Company and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the GSLP Funds and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the New Term Loans and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the New Term Loans.
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Very truly yours,

GSLP I OFFSHORE HOLDINGS FUND A, L.P.
By: Goldman, Sachs & Co., Duly Authorized

By:	/s/ Melina Higgins

	Name:	Melina Higgins

Title:

GSLP I OFFSHORE HOLDINGS FUND B, L.P.
By: Goldman, Sachs & Co., Duly Authorized

By:	/s/ Melina Higgins

	Name:	Melina Higgins

Title:

GSLP I OFFSHORE HOLDINGS FUND C, L.P.
By: Goldman, Sachs & Co., Duly Authorized

By:	/s/ Melina Higgins

	Name:	Melina Higgins

Title:

GSLP I ONSHORE HOLDINGS FUND, L.L.C.
By: Goldman, Sachs & Co., as Attorney-in-Fact

By: Melina Higgins
Name: Melina Higgins
Title:

ACCEPTED AND AGREED AS OF September 29, 2008:

RELIANT ENERGY, INC.

By:/s/ Michael L. Jines
Name: Michael L. Jines
Title: Senior Vice President

Annex A

In the event that Goldman Sachs Credit Partners L.P. or any of the GSLP Funds (each, an “Indemnified Party”) becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including stockholders, partners or other equity holders of the Company in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Company agrees to periodically reimburse such Indemnified Party for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company also agrees to indemnify and hold each Indemnified Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), and without regard to the exclusive or contributory negligence of any Indemnified Party, except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of any Indemnified Party in performing the services that are the subject of the Letters. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, then the Company will contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Company and its affiliates, stockholders, partners or other equity holders on the one hand and (ii) any Indemnified Parties on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Company and their respective affiliates, stockholders, partners or other equity holders and (ii) any Indemnified Parties with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph will be in addition to any liability which the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of each Indemnified Party and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of such Indemnified Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, such Indemnified Party, any such affiliate and any such person. The Company also agrees that neither any Indemnified Party nor any of such affiliates, partners, directors, agents, employees or controlling persons will have any liability based on its or their exclusive or contributory negligence or otherwise to the Company or any person asserting claims on behalf of or in right of the Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except in the case of the Company to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company or its affiliates, stockholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such Indemnified Party or such other parties have any liability for any indirect, consequential or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

Annex B

Reliant Energy, Inc.

Summary of the New Term Loans

This Summary outlines certain terms of the New Term Loans referred to in the Commitment Letter (of which this Annex B is a part). Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Commitment Letter.

Borrower:	Reliant Energy, Inc. (the “Company”).
Guarantors:	Each of the guarantors under the Existing Credit Agreement, including, upon the termination of the
Retail Facilities (as defined below), RERH Holdings, LLC and its direct and indirect subsidiaries (the
“Retail Group”).
Purpose/Use of Proceeds:	The proceeds of the New Term Loans will be used to meet the Company’s cash liquidity needs, including without limitation those arising as a result of the unwinding and/or termination of that certain Credit
Sleeve and Reimbursement Agreement, dated as of September 24, 2006, among Reliant Energy Power Supply,
LLC, Merrill Lynch Commodities, Inc. and the other parties thereto and that certain Working Capital
Facility, dated as of September 24, 2006, among Reliant Energy Power Supply, LLC, Merrill Lynch Capital
Corporation and the other parties thereto (collectively, the “Retail Facilities”); provided that the proceeds from the New Term Loans may not be used to collateralize the Company’s hedging arrangements with J. Aron & Company.
Sole Lead Arranger and Sole Bookrunner:	Goldman Sachs Credit Partners L.P. will act as Sole Lead Arranger and Sole Bookrunner (in such capacity, the “Arranger”) in connection with the New Term Loans.
Syndication Agent:	Goldman Sachs Credit Partners L.P. or another financial institution selected by the GSLP Funds (in such capacity, the “Syndication Agent”).
Administrative Agent:	A financial institution selected by the GSLP Funds (in such capacity, the “Administrative Agent”).
Lenders:	The GSLP Funds and/or other financial institutions selected by the GSLP Funds (each, a “Lender” and, collectively, the “Lenders”).
Amount of New Term Loans:	Up to $650.0 million of senior secured Tranche B term loans (“New Term Loans”). The New Term Loans will constitute Sharing Eligible Debt (as defined in the Company’s existing Credit and Guaranty Agreement, dated as of June 12, 2007 (the “Existing Credit Agreement”)).
Availability:	One drawing may be made under the New Term Loans on the Closing Date, subject to conditions contemplated by the Commitment Letter.
Maturity:	November 30, 2012 (the “New Term Loan Maturity Date”).
Closing Date:	The date on or prior to the Termination Date on which the borrowings under the New Term Loans are made (the “Closing Date”).
Interest Rate:	All amounts outstanding under the New Term Loans will initially bear interest, at the Company’s option, as follows (each, “Initial Applicable Margins”):

(i)	at the Base Rate plus 3.50% per annum; provided, that at no time shall the Base Rate used for such calculation be less than 4.75% per annum; or

(ii)	at the reserve adjusted Eurodollar Rate plus 4.50% per annum; provided, that at no time shall the Eurodollar Rate used for such calculation be less than 3.75% per annum.

The Initial Applicable Margins for the New Term Loans will be adjusted based on the corporate level ratings of the Company issued by Moody’s and S&P. In the event that the Company is downgraded by one level by either Moody’s or S&P (calculated relative to the corporate ratings of the Company on the date of the Commitment Letter), the Initial Applicable Margins will be increased by 0.25% per annum. In the event that the Company is downgraded by two levels by either Moody’s or S&P (calculated relative to the corporate ratings of the Company on the date of the Commitment Letter) or the Company is no longer being rated by Moody’s or S&P, the Initial Applicable Margins will be increased by 0.50% per annum. In the event that following a downgrade, the Company is subsequently issued ratings by both Moody’s and S&P that are the same as, or better than, the corporate ratings of the Company on the date of the Commitment Letter, the Initial Applicable Margins will return to the levels set forth above.

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type. Upon the occurrence of an event of default for non-payment, bankruptcy or breach of any financial covenants, interest on all amounts outstanding will accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate plus an additional two percentage points (2.00%) per annum and will be payable on demand.

Closing Payment:	Closing payment will be paid to each Lender on the Closing Date as fee compensation for the funding of such
Lender’s New Term Loan in an amount equal to 4.0% of the stated principal amount of such Lender’s New Term
Loan, payable to such Lender out of the proceeds of its loan as and when funded on the Closing Date.
Voluntary Prepayments:	In the event that all or any portion of the New Term Loans are voluntarily repaid for any reason, including in connection with a transaction resulting in a change of control (or repriced or effectively refinanced through any amendment of the New Term Loans) prior to the third anniversary of the Closing Date, such repayments or repricings will be made at (i) 110.0% of the principal amount repaid or repriced if such repayment or repricing occurs on or prior to the first anniversary of the Closing Date, (ii) 105.0% of the principal amount repaid or repriced if such repayment or repricing occurs after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date, (iii) 103.0% of the principal amount repaid or repriced if such repayment occurs after the second anniversary of the Closing
Date, but on or prior to the third anniversary of the Closing Date, and (iv) 100.0% of the principal amount repaid if such repayment or repricing occurs after the third anniversary of the Closing Date, in each case plus accrued interest.
Mandatory Prepayments:	Substantially similar to those contained in the Existing Credit Agreement; provided that, (i) the amount of any proceeds received by the Company that are to be used to make any such mandatory prepayments shall be applied ratably to prepay any other Parity Secured Debt that must also be prepaid with such proceeds, and
(ii) each holder of the New Term Loans may decline any such prepayment (in which event the Company may use the proceeds for any purpose not prohibited by the terms of the Existing Credit Agreement and the New Term
Loans).
Amortization:	The outstanding principal amount of the New Term Loans will be payable in equal quarterly amounts of 1% per annum, with the remaining balance due on the New Term Loan Maturity Date.
Security:	The New Term Loans will constitute “Sharing Eligible Debt” (as defined in the Existing Credit Agreement)
and will be secured on a pari passu basis with all other Parity Secured Debt (as defined in the Existing
Credit Agreement), including all borrowings under the Existing Credit Agreement.
Representations and Warranties:	Substantially similar to those contained in the Existing Credit Agreement.
Covenants:	The Loan Documents will contain affirmative and negative covenants similar to those contained in the
Existing Credit Agreement, but with such changes thereto as the GSLP Funds may reasonably require, including without limitation:

(i) a maximum secured leverage ratio maintenance covenant of no greater than 3.00:1.00; provided that (a) in respect of the four fiscal quarter periods ended December 31, 2008 and March 31, 2009, the maximum secured leverage ratio shall be 4.00:1.00, (b) in respect of the four fiscal quarter period ended June 30, 2009, the maximum secured leverage ratio shall be 3.75:1.00 and (c) in respect of the four fiscal quarter period ended September 30, 2009, the maximum secured leverage ratio shall be 3.50:1.00;

(ii) a total leverage ratio based debt incurrence test that would allow the Company and the Guarantors to incur indebtedness so long as after giving pro forma effect thereto, the ratio of total indebtedness to consolidated EBITDA would not exceed 5.00 to 1.00 (the “Leverage Ratio Test”), but subject to “Permitted Debt” baskets to be mutually agreed that would not be subject to such incurrence test (but not including an unlimited basket for junior debt) and subject to additional restrictions on the incurrence of debt by non-guarantor subsidiaries;

(iii) limitations on the ability of the Company and the Guarantors to make investments in or intercompany transfers to non-wholly owned entities that are not Guarantors;

(iv) (a) subject to customary conditions, including the ability to incur a $1.00 of indebtedness under the Leverage Ratio Test, a customary growth building basket for restricted payments commencing from the beginning of the first fiscal quarter commencing after the Closing Date plus $50.0 million and (b) so long as there is no default or event of default, restricted payments that are dividends in respect of the Junior Capital may be paid as set forth in the Junior Capital Term Sheet; provided that the amount of such restricted payments will be deducted from calculation of the growth building basket;

(v) a monthly reporting covenant requiring the Company to provide, among other things, (a) a schedule to the Lenders describing the outstanding hedging contracts (and the associated collateral requirements) of the Company and its subsidiaries and (b) the internal financial statements of the Company and its subsidiaries;

(vi) more restrictive limitations on releases of certain covenants, collateral and guarantors than the limitations in the Existing Credit Agreement on the date hereof;

(vii) the disposition covenant will limit non-ordinary course asset sales to no more than $500.0 million from the Closing Date to the date of determination;

(viii) a maintenance covenant on the maximum aggregate amount of hedging contracts with respect to the prices of gas, power, ancillary services and related commodities that require actual or contingent collateral (in the form of cash or letters of credit) such amount not to exceed the equivalent of (i) 300 billion cubic feet at any time during the first two months on or after the Closing Date and (ii) 280 billion cubic feet thereafter (such covenant referred to herein as the “Maximum Hedging Limitation”);

(ix) at all times, the sum of (x) the aggregate unused portion of the revolving commitments under the Existing Credit Agreement and (y) the aggregate amount of unrestricted cash and cash equivalents included in the consolidated balance sheet of the Company and its Subsidiaries (and available to be distributed to the Company) that are free and clear of all liens (other than liens in favor of the Lenders and permitted nonconsensual liens) shall equal or exceed the amount that is equal to the product of (x) 2.25, (y) the size of the Company’s aggregate position in hedging contracts with respect to the prices of gas, power, ancillary services and related commodities that require actual or contingent collateral (in the form of cash or letters of credit), such amount measured on a billion cubic feet equivalent basis, and (z) $1.0 million (such covenant referred to herein as the “Minimum Availability Requirement”);

(x) the Company will use commercially reasonable efforts to eliminate the exposure of Merrill Lynch under the Retail Facilities such that the Retail Group will become Guarantors under the Loan Documents as promptly as possible after the Closing Date (including, if at any time the exposure of Merrill Lynch is less than $100.0 million thereunder, through offering to post cash collateral and/or letters of credit sufficient to eliminate such exposure); and

(xi) a limitation on the ability of the Company and its subsidiaries to secure hedging obligations with assets other than cash and cash equivalents; provided that “right-way” hedging obligations will be allowed with limitations to be agreed.

For purposes of calculating the secured leverage ratio and the total leverage ratio described above, (a) EBITDA shall be defined as pro forma consolidated adjusted EBITDA of the Company and its subsidiaries (calculated in accordance with Regulation S-X together with such additional adjustments as the GSLP Funds agree are appropriate) for the latest four fiscal quarter period for which financial statements are then available and (b) consolidated indebtedness shall be defined as total indebtedness of the Company and its subsidiaries less no more than $250.0 million of unrestricted cash and cash equivalents (and for the avoidance of doubt, such definition shall not subtract any indebtedness or restricted cash of the Company and its subsidiaries).

Events of Default:	Substantially similar to those contained in the Existing Credit Agreement. In addition, it shall be an immediate Event of Default if (i) on or prior to April 30, 2009, the Retail Group shall not have become
Guarantors and pledged their assets to secure the Parity Secured Debt (as defined in the Existing
Credit Agreement), including the New Term Loan and (ii) any default (after giving effect to any applicable grace periods) has occurred and is continuing under any of the Retail Facilities, the ML
Agreement (as defined in Annex C) or any related agreements.
Conditions Precedent to the Borrowing:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the New Term Loans will be subject to the conditions precedent referred to in the Commitment Letter and listed on Annex C attached to the Commitment Letter.
Assignments and Participations:Similar to those contained in the Existing Credit Agreement (with such changes thereto as the GSLP
Funds may reasonably require). In addition, any Lender may assign and/or pledge all or any portion of its New Term Loans.
Requisite Lenders:	Lenders holding more than 50% of the New Term Loans, except that with respect to matters relating to any decrease in the interest rates, reduction in amount of amortization, extension of the time for payment of principal, interest and fees, release of all or substantially all of the collateral or guarantors in any transaction or series of related transactions, and the definition of Requisite
Lenders, Requisite Lenders will be defined as Lenders holding 100% of the New Term Loans affected thereby.
Indemnity:	Similar to those contained in the Existing Credit Agreement.
Governing Law and Jurisdiction:	The New Term Loans will provide that the Company will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent that submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury. New York law will govern the Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.
Counsel to the GSLP Funds:	Latham & Watkins LLP.

The foregoing is intended to summarize certain basic terms of the New Term Loans. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the New Term Loans.

Annex C

Reliant Energy, Inc.

Summary of Conditions Precedent to the New Term Loans

This Summary of Conditions Precedent outlines certain of the conditions precedent to the New Term Loans referred to in the Commitment Letter, of which this Annex C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

1.	No Default. There will not exist (pro forma for the Transactions and the financing thereof) any default or event of default under any of the Loan Documents, or under any other material indebtedness of the Company or any of its subsidiaries.

2.	Financial Statements. The GSLP Funds shall have received the unaudited financial statements (it being understood that the internal financial statements currently provided to management are expected to satisfy this requirement) for each of the fiscal months ended (a) July 30, 2008 and August 31, 2008, and (b) as soon as available, but in any event within 30 days after the end of such month, September 30, 2008 and 2008, October 31, 2008.

3.	Performance of Obligations. All costs, fees, expenses (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to any of the GSLP Funds, the Administrative Agent or the Lenders shall have been paid to the extent due and the Company shall have complied in all material respects with all of its other obligations under the Commitment Letter and the Fee Letter.

4.	Minimum Liquidity. The Company’s chief financial officer shall have delivered an officer’s certificate to each of the Lenders setting forth the calculations required to demonstrate that the Company is in compliance with the Minimum Availability Requirement and the Maximum Hedging Limitation as of the Closing Date.

5.	Sharing Eligible Debt; Compliance with Existing Indebtedness. The New Term Loans will constitute Sharing Eligible Debt (under and as defined in the Existing Credit Agreement) and Parity Secured Debt (under and as defined in the Existing Credit Agreement) and each of the Collateral Trust Agreements (as defined in the Existing Credit Agreement). The Company’s chief financial officer shall have delivered an officer’s certificate to each of the Lenders setting forth the calculations required to demonstrate that (a) incurring and securing the New Term Loan and incurring the Junior Capital is permitted under the existing debt documents of the Company and its subsidiaries and (b) the New Term Loans constitute Sharing Eligible Debt (under and as defined in the Existing Credit Agreement) and Parity Secured Debt (under and as defined in the Existing Credit Agreement) and the Shared Collateral Trust Agreement and the Separate Collateral Trust Agreement (each as defined in the Existing Credit Agreement).

6.	Credit Sleeve. The Company shall have entered into definitive documentation consistent with the terms set forth in the Letter Agreement, dated as of the date hereof, from Merrill Lynch Commodities, Inc. Merrill Lynch Capital Corporation and Merrill Lynch & Co., Inc. to Retail Energy Power Supply, LLC and each of its subsidiaries attached hereto as Annex E (the “ML Letter Agreement”) providing for the unwinding of the transactions referred to therein in form and substance reasonably satisfactory to the GSLP Funds. The Company and Merrill Lynch shall have each complied in all material respects with its obligations under the ML Letter Agreement, without any amendment to or modification or waiver of any of the terms or conditions thereof (other than any amendment or waiver to which the GSLP Funds shall have consented in writing). There shall exist no pending threatened or pending litigation between the Company and any party to the Retail Facilities as of the Closing Date.

7.	Customary Closing Documents. The GSLP Funds will be reasonably satisfied that the Company has complied with all other customary closing conditions, including, without limitation: (i) the delivery of legal opinions, corporate records and documents from public officials, lien searches and officer’s certificates; (ii) evidence of authority; (iii) obtaining material third party and governmental consents necessary in connection with the Financing; (iv) absence of litigation against the Company or any Guarantor that could reasonably be expected to materially and adversely affect the Financing; and (v) delivery of a solvency certificate from the chief financial officer of the Company. The GSLP Funds will have received (and had a reasonable opportunity to review) prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

Annex D

Junior Capital Term Sheet

[SEE EXHIBIT 99.2]